EXHIBIT 10.3

DIRECTOR COMPENSATION

(NON-EMPLOYEE DIRECTOR FEES)

The following sets forth an amendment to the compensation terms for two non-employee members of the Board of Directors (the “Board”) of IHS Inc. (the “Company”).

The following amendments to director compensation were approved by the Board effective March 24, 2006:  (i) the Board determined that, following the Company’s initial public offering in 2005, Michael v. Staudt shall receive a cash retainer of $50,000 for fiscal year 2006 Board service; and (ii) in lieu of the standard equity award approved for all non-employee directors, Michael Klein is to receive an additional cash retainer of $50,000 for fiscal year 2006 Board service.